Filed pursuant to Rule No. 424(b)(3)
                                                           File Number 333-62154


PROSPECTUS SUPPLEMENT NO. 12


                           THE BISYS GROUP, INC.
                                $300,000,000
                 4% Convertible Subordinated Notes due 2006
      and shares of common stock issuable upon conversion of the notes


         This prospectus supplement supplements the prospectus dated June 15, 2001 of The BISYS Group, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $300,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The following represents updated information regarding the selling securityholder listed in the selling securityholder table in the prospectus:


                                         Aggregate
                                         Principal                       Number of
                                         Amount at                       Shares of     Percentage of
                                        Maturity of     Percentage of   Common Stock     Shares of
                                         Notes That         Notes       That May Be    Common Stoc,
        Name                            May Be Sold      Outstand         Sold (1)     Outstanding (2)
------------------------------------- --------------- ---------------- -------------- ---------------
Occidental Petroleum Corporation.....     $37,000            *             1,108             *
_____________
*   Less than one percent (1%).

(1)      Assumes conversion of all of the holder's notes at a conversion rate of 29.9458 shares of common stock per $1,000 principal amount at maturity of the notes.  We adjusted the conversion rate in February 2002 to reflect a 2-for-1 stock split in our outstanding shares of common stock effected in the form of a stock dividend.  This conversion rate is subject to further adjustment, however, as described under "Description of the Notes-Conversion
         Rights".  As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)      Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 119,717,723 shares of common stock outstanding as of January 31, 2003.  In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 6 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is March 6, 2003.